EXHIBIT 10.3

CONTRACT OF EMPLOYMENT
This Agreement (“the Agreement”) is entered into between you and ServiceNow UK Ltd (the “Company”) and is effective as of February 1, 2022 (the “Effective Date”). This Agreement sets out details of your employment, which the Company is required to give you under Part 1 of the Employment Rights Act 1996.
Parties:
ServiceNow UK Ltd whose registered office is 1 Bridge Street, Staines, TW18 4TW (the “Company”); and
Paul Smith (“you”)

1COMMENCEMENT OF EMPLOYMENT
1.1Your employment with the Company commenced on July 6, 2020. This is the date that your period of continuous employment began. Any employment with a previous employer does not count as part of your continuous employment with the Company.
1.2The Company reserves the right to take up references from the referees named by you in your application for employment or to make other appropriate checks or enquiries. An unsatisfactory reference or check may result in withdrawal of the offer of employment or immediate dismissal.
1.3By signing below you acknowledge that this Agreement sets out the entire agreement between the parties and supersedes all prior agreements or discussions including any statements, representations, proposals and understandings whether made orally or in writing concerning your terms and conditions of employment and you confirm that you are not relying on any other discussions or prior agreements in accepting employment with the Company.
2DUTIES
2.1Effective as of the Effective Date you will serve as ServiceNow, Inc.’s Chief Commercial Officer reporting to ServiceNow, Inc.’s Chief Executive Officer. You will have all of the duties, responsibilities and authority commensurate with the position. You agree to devote the whole of your time, attention, ability and skills to the duties of your employment.
2.2You shall faithfully and diligently perform all acts, duties and obligations and comply with such orders as may be required by the Company. The precise description and nature of your job may be varied from time to time and you may be required to carry out other duties as necessary to meet the needs of the Company.
2.3By accepting employment with the Company you confirm that you are not bound by any restrictions in a previous contract of employment or otherwise which prevent you from performing your duties for the Company.

2.4The Company may require you to perform duties for any Group Company it being understood that you will not be required to undertake duties which you cannot reasonably perform or which are inconsistent with your position and status.
3HOURS OF WORK
3.1Your basic hours of work are 40 hours per week. The core office hours are from 9.00am to 6.00pm, Monday to Friday, including one hour for lunch. However, you will be required to work such additional hours as are necessary for the proper performance of your duties. You acknowledge that you shall not receive further remuneration in respect of such additional hours.
4PLACE OF WORK
4.1Your principal place of work is the Company’s premises at 1 Bridge Street, Staines, TW18 4TW. However, you may be required to work at other premises of the Company in the United Kingdom as required from time to time. You will be given reasonable notice of any change in your place of work.
4.2You may also be required to travel to the offices of clients of the Company for the performance of your duties from time to time.
4.3You may be required to travel throughout the United Kingdom and abroad in the performance of your duties and this may, on occasions, necessitate you working outside the UK for a period of more than one month. During any such period you will be paid your normal salary and benefits in sterling in the normal way unless otherwise agreed.
5REMUNERATION, EXPENSES AND DEDUCTIONS
5.1As of the Effective Date, your basic salary is £465,350 per annum (accruing from day to day), payable by equal monthly instalments in arrears, on or before the last business day of each calendar month (your “Base Salary”).  Thereafter, Your Base Salary will be determined by and subject to adjustment by the Leadership Development and Compensation Committee of ServiceNow Inc.’s Board of Directors (the “Compensation Committee”). Your Base Salary will be prorated for any partial years of employment during your employment.
5.2Effective as of the Effective Date you will be eligible to participate in our executive corporate bonus program. Your annual bonus target effective as of the Effective Date will be one hundred percent (100%) of your Base Salary, which equals £465,350 (your “Target Bonus”). Whether you receive the Target Bonus, and the amount of any actual bonus amount awarded (your “Actual Bonus”), will be determined by the Compensation Committee in its sole discretion based in all cases upon the achievement of both ServiceNow, Inc. and individual performance objectives as established by the Compensation Committee. To earn any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Company bonus plan, as amended from time to time. The Actual Bonus shall be subject to required deductions and withholdings.

5.3Effective as of the Effective Date you will no longer be eligible to particate in any Company and/or ServiceNow, Inc. sales compensation plan.
5.4The Company will reimburse all expenses properly incurred by you in the performance of your duties in accordance with the Company’s Global Travel, Expense and Credit Card Policy (as may be amended from time to time), including mileage at the HMRC standard rate per mile from time to time in force.
5.5It is a serious offence to falsify any documentation or manufacture evidence fraudulently for the purpose of claiming through the expense procedure. Such actions are deemed gross misconduct entitling the Company to dismiss you without notice or payment in lieu of notice.
5.6You authorise the Company to deduct from your remuneration any sums due from you to the Company during your employment or in any event on its termination including but not limited to any overpayment of salary, holiday taken in excess of that accrued during the holiday year, loans, advances, the cost of repairing any damage or loss to the Company’s property caused by you (and of recovering the same) and any other sums owed by you to the Company.
5.7All amounts payable to you hereunder shall be subject to recoupment pursuant to ServiceNow, Inc.’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board of Directors of ServiceNow, Inc. (the “Board”) from time to time hereafter, as allowed by applicable law.
6PROBATIONARY PERIOD
6.1The first 6 months of your employment commencing on July 6, 2020 was a probationary period, during which your performance and suitability were monitored.
6.2You have successfully completed your probationary period.
7HOLIDAYS
7.1The Company’s holiday year runs from 1 January to 31 December. In addition to the bank/public holidays normally observed in England, you are also entitled to 25 days paid holiday in each complete holiday year.
7.2With effect from your first day of employment and until termination of your employment, you will be treated as having accrued holiday on a pro rata basis for each complete month of service in such calendar year, calculated by reference to the start date of your employment or last date at work (as applicable). For the purposes of calculating holiday entitlement on the termination of your employment, only a maximum of 20 days per annum shall be taken into account, in the current holiday year. If you have exceeded your accrued holiday entitlement, this excess will be deducted from any sums due to you. If you have accrued holidays, at its sole discretion, the Company may either require you to take your outstanding holiday during the notice period or pay you a sum in lieu of the accrued holiday entitlement. Accrued holiday will be calculated at the rate of 1/260 of your annual pay per day.

7.3You must obtain the Company's prior written approval and submit the required forms for any holiday prior to booking such holiday dates. All time off must be approved in advance by your line manager. The maximum amount of holiday that may be taken at any one time is two weeks.
7.4Holiday should be taken in the year in which it accrues. A maximum of 5 annual accrued holiday days not taken during the holiday year may be carried forward to the next holiday year, provided they are taken by the 31st March of the following holiday year. Failure to do so will result in forfeiture of any such accrued holiday not taken and no payment in lieu shall be made.
8SICKNESS AND PAY
8.1On your first day of sickness or injury absence you are required to telephone your line manager at least 60 minutes before you are due to start work or as soon as practicable. You must inform them of your reason for absence and your expected length of absence. You are required to telephone your line manager on each subsequent day of sickness absence in order to update them as to your expected return to work date.
8.2On your return to work you will be required to complete and sign a self -certification sickness form with your line manager. If you remain absent from work for a period exceeding seven consecutive days (including weekends) you will be required to supply the Company with a medical certificate.
8.3The Company reserves the right to require you at any stage of absence to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost.
8.4A self-certificate will be accepted by the Company for absences of up to five (5) working days. For periods of illness of five (5) working days or more, including weekends, you will be required to obtain a certificate from your physician and promptly provide such certificate to the Company.
8.5Provided you have acted in accordance with the requirements of this Clause 8 and the Company is satisfied that your absence is due to genuine and/or legitimate incapacity, the Company will pay Company sick pay (including Statutory Sick Pay (“SSP”) where applicable) of up to ninety (90) calendar days, in aggregate, at one hundred percent (100%) of your base salary. If your illness continues for more than ninety (90) days, and up to one hundred eighty (180) days, the Company will continue to pay your salary (including SSP, where applicable) at a rate of seventy-five percent (75%) of base salary. After your Company Sick Pay is exhausted, you will continue to receive SSP if you qualify for it under the prevailing legislation.
8.6If, during your employment, you are absent from work on grounds of sickness or other medical incapacity, your entitlement to participation in any commission, bonus or other incentive scheme will be in accordance with the applicable plan rules.
8.7In the event of a long -term sickness absence during which you are absent from work for a complete holiday year, any payments of Company sick pay will discharge your entitlement to holiday pay for this period.

8.8For the avoidance of doubt, the Company reserves the right, at its sole discretion, to terminate your employment pursuant to Clause 16 below at any time, notwithstanding that you may be in receipt of Company sick pay or be entitled to or receiving benefits pursuant to any permanent health insurance scheme operated by the Company from time to time.
8.9Further details on the notification of absence procedures and the provision of sickness certificates are available from the HR Department.
8.10You may lose your right to SSP if, for no good reason, you do not notify the Company of your absence through sickness or injury or fail to produce a doctor’s certificate if so requested. Failure to comply with this requirement may result in disciplinary action being taken against you.
8.11If your absence has been caused by actionable negligence of a third party in respect of which damages are (or may be) recoverable, you must immediately notify the human resources department of that fact and use your best endeavours to recover damages from the third party. You must promptly notify the Human Resources Department of any claim, compromise settlement or judgement made or awarded and give to him all of the details that he requires. You may be required to refund to the Company that part of any damages recovered relating to loss of earnings for the period of absence as the Company may reasonably determine.
9BENEFITS
9.1You will be eligible to participate in the Company’s benefits programme, effective from your start date. The terms of the benefits programme will be provided under separate cover. The Company reserves the right to replace or withdraw such benefits, or amend the terms of such benefits, at any time at its discretion and on reasonable notice to you.
10     PENSION
10.1From the first date of your employment, you will be contractually enrolled into the Company’s Workplace Pension Scheme (the “Company Scheme”). ServiceNow will contribute 7% of your monthly salary, whilst you will be required to contribute 5% of your monthly salary into the plan. Please note that these contributions may be subject to increase from time to time, in which case you will be advised at the appropriate time.
10.2The Company reserves the right to substitute another pension scheme, or to vary the terms of its participation in the Company Scheme at any time and for any reason. Your written agreement will be required if you wish to participate in the pension scheme via salary exchange. Further details will be provided to you, shortly after starting.
11CONFIDENTIALITY AND COMPANY DOCUMENTS
11.1You shall neither during your employment (except in the proper performance of your duties), nor at any time (without limit) after the termination of your employment with the Company:
11.1.1divulge or communicate to any person, company, business entity or other organisation;
11.1.2use for your own purposes or for any purposes other than those of the Company or any Group Company; or

11.1.3through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of, any trade secrets or Confidential Information relating to the Company or any Group Company and its/their clients, customers, partners and suppliers. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through your default.
11.2For the purposes of this Agreement “Confidential Information” shall mean any information relating to the Company or any Group Company or the business, prospective business, technical processes, computer software, intellectual property rights or finances of the Company or any Group Company including without limitation details of suppliers and their terms of business, details of clients, customers and partners and their requirements, the prices charged to and terms of business with clients, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, which comes into your possession by virtue of your employment, and which the Company or any Group Company regards, or could reasonably be expected to regard, as confidential, whether or not such information is reduced to a tangible form or marked in writing as “confidential”, and any and all information which has been or may be derived or obtained from any such information.
11.3You acknowledge that all notes, memoranda, records, lists of clients and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by you or otherwise) relating to the business of the Company and any Group Company and its/their clients (and any copies of the same);
11.3.1shall be and remain the property of the Company; and
11.3.2shall be handed over by you to the Company on demand and in any event on the termination of your employment and you shall, if requested by the Company, certify that all such property has been so handed over and that no copies or extracts have been retained.
11.4You acknowledge that the restrictions placed on you under the provisions of Clause 11 also apply to the Confidential Information of clients/customers of the Company and any Group Company to which you have access in the course of your employment.
11.5Nothing in this clause shall prevent you from making a lawful, protected disclosure.
12EXCLUSIVITY OF SERVICE
12.1During your employment with the Company you shall not directly or indirectly:-
12.1.1be employed, engaged, concerned or interested in any other business or undertaking; without the prior written consent of the Company;

12.1.2be involved in any activity which the Company reasonably considers may be, or becomes, harmful to the interests of the Company or which might reasonably be considered to interfere with the performance of the duties of your employment.
13INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS
13.1Definitions used in this Clause 13 are set out below in Clause18.
13.2The Company and/or ServiceNow, Inc. is entitled on request to full details in writing of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment which relate to, or are reasonably capable of being used in, the business of the Company and/or any Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, you agree that you will hold them on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this Clause 13.
13.3You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this Clause 13.
13.4You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this Clause 13 and acknowledge in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this Clause 13 shall be conclusive evidence that such is the case.
14GRIEVANCE PROCEDURE
14.1The Company operates a grievance procedure, the details of which can be obtained from the HR Department. You may use the company grievance procedure to lodge complaints regarding any employment related matter but this is not intended to be contractually binding and the Company reserves the right not to follow any part of it where it considers it appropriate not to do so.
15DISCIPLINARY PROCEDURE
15.1The Company operates a disciplinary procedure, the details of which can be obtained from the HR Department. The disciplinary procedure does not form part of your Contract of Employment and is not intended to be contractually binding. The Company reserves the right not to follow any part of the disciplinary procedure where it considers it appropriate (for example, if you have less than 2 years’ service).
15.2The Company reserves the right in its absolute discretion to suspend you from work in order to investigate any disciplinary matter by giving you notice of suspension in writing. Such notice will specify the dates of your suspension and the conditions applicable to your suspension.

16TERMINATION OF EMPLOYMENT
16.1From the commencement of your employment, your contract of employment is terminable by the Company and by you by giving to the other in writing, three months’ notice.
16.2Notwithstanding Clause 16.1, the Company may, at anytime and at its absolute discretion, terminate your employment with immediate effect by notifying you in writing that it is doing so and confirming (whether in writing or not) that it has or will (as the case may be) make a payment in lieu of your notice (or any remaining notice) to you. For the avoidance of doubt, your employment will terminate immediately upon the Company giving you any such written notification. Any payment in lieu will be based on your basic salary only and not include the value of any commission/bonus or other benefits.
16.3The Company reserves the right to require you not to attend work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company), provided that the Company shall continue to pay you your salary and contractual benefits. You will remain employed by the Company during this time and must continue to observe all your terms and conditions of employment (whether express or implied).
16.4Notwithstanding Clauses 16.1 through 16.3, in the event your employment is terminated by the Company or ServiceNow, Inc. for Cause, your employment terminates due to your death or Disability (which termination may be implemented by written notice by the Company and/or ServiceNow, Inc. if you have a Disability), or you resign your employment other than for Good Reason, you will be paid only: (i) any earned but unpaid Base Salary; (ii) except in the case of termination for Cause or resignation without Good Reason, the amount of any Actual Bonus earned and payable from a prior bonus period which remains unpaid by the Company as of the date of the termination of employment determined in good faith in accordance with customary practice, to be paid at the same time as bonuses are paid for that period to other eligible executives; (iii) other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate, unless otherwise specifically provided in this Agreement; and (iv) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company and/or a Group Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).
16.5Notwithstanding Clauses 16.1 through 16.3, if the Company or ServiceNow, Inc. terminates your employment without Cause or you resign your employment for Good Reason, in either case not in connection with a Change in Control (which is dealt with in Clause 16.6 below), provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the Company, ServiceNow, Inc, and the Group Companies on the Company’s or ServiceNow, Inc.’s standard form of release (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to:
a)the Accrued Compensation; and

b)a lump sum payment equal to six (6) months of your then-current Base Salary, less required deductions and withholdings;
c)a lump sum payment equal to fifty percent (50%) of your Actual Bonus for the then-current fiscal year based on: (x) actual achievement of ServiceNow, Inc. performance objectives and (y) deemed 100% achievement of personal performance objectives, if any, less any quarterly or semi annual advance payment previously paid, if any, subject to required deductions and withholdings and paid when annual bonuses are otherwise paid to active employees, but no later than March 15th of the year following the year in which the termination of employment occurs;
d)continued health care coverage for you and your dependents for a period of six (6) months or reimbursement to you for the costs of such coverage at a cost equivalent to the costs and fees incurred by the company to provide you and your dependents such coverage immediately prior to the termination of your employment.
16.6In the event a Change in Control occurs and if the Company or ServiceNow, Inc. terminates your employment without Cause or if you resign your employment for Good Reason, in either case within the period beginning three (3) months before, and ending twelve (12) months following, such Change in Control; and provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Clause 16.5), you shall be entitled to:
a)the Accrued Compensation;
b)a lump sum payment equal to six (6) months of your then-current Base Salary, less required deductions and withholdings;
c)a lump sum payment equal to fifty percent (50%) of your Target Bonus for the then-current fiscal year less any quarterly or semi annual advance payment previously paid, if any, subject to required deductions and withholdings;
d)continued health care coverage for you and your dependents for a period of six (6) months or reimbursement to you for the costs of such coverage at a cost equivalent to the costs and fees incurred by the company to provide you and your dependents such coverage immediately prior to the termination of your employment; and
e)immediate acceleration of one hundred percent (100%) of the number of then-unvested shares subject to equity grants, unless otherwise provided (and to the extent specified) by the terms of such grants.

16.7For the avoidance of doubt, the benefits payable pursuant to Clauses 16.5 through 16.6 are mutually exclusive and not cumulative. All lump sum payments provided in this Clause 16 shall be made no later than the 60th day following your termination of employment (unless explicitly provided otherwise above). Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the United States Internal Revenue Code of 1986 as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you during any period that you continue in a role with the Company, ServiceNow, Inc. and/or a Group Company that does not constitute a separation from service, and will be paid once you experience a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, notwithstanding anything to the contrary in this Agreement, upon a termination of your employment, you agree to resign prior to the time you deliver the Release from all positions you may hold with the Company, ServiceNow, Inc. and any Group Company and any of their subsidiaries or affiliated entities at such time, and no payment will be made or become due to you until you resign from all such positions, unless requested otherwise by the Board.
16.8Nothing in this Agreement prevents the Company from terminating your employment summarily or otherwise in the event of any serious breach by you of the terms of your employment or in the event of any act of gross misconduct by you.
16.9The Company reserves the right to terminate your employment with immediate effect should you no longer be eligible to work in the United Kingdom in accordance with section 21 of the Immigration Act 2006.
17POST TERMINATION OBLIGATIONS
17.1Definitions used in this Clause 17 are set out below in Clause 18. You hereby undertake with the Company that you will not during the Relevant Period, without the prior written consent of the Company whether by yourself, through your employees or agents or otherwise and whether on your own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:
17.1.1in competition with the Company or any Group Company, solicit business from or canvass any Client or Prospective Client where you had personal contact or dealings with the Client or Prospective Client during the 12 months immediately preceding the Termination Date;
17.1.2solicit or induce or endeavour to solicit or induce employees for whom you have been responsible or with whom you have worked with in the 12 months immediately preceding the Termination Date to cease working for or providing services to the Company or any Group Company, whether or not any such person would thereby commit a breach of contract;
17.1.3engage in the business of distributing, selling, marketing, supplying or otherwise dealing with any product or providing any service which is the same or similar to any products distributed, sold, marketed or supplied or any service provided by the Company or any

Group Company with which you were involved to a material extent during the 12 months immediately preceding the Termination Date in the Relevant Area;
17.1.4deal with, in competition with the Company or any Group Company, any Client or Prospective Client with whom you had personal contact or dealing on behalf of the Company or any Group Company during the 12 months immediately preceding the Termination Date.
17.2After the termination of your employment, you shall not in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association or connection with the Company or any Group Company.
17.3Nothing in this clause shall prevent you from holding an investment by way of shares or other securities of not more than 3% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.
17.4If, during your employment with the Company or before the expiry of the last of the covenants in this clause 17 you receive an approach or offer to be involved in a business which competes with any part or parts of the Company’s or any Group Company’s business with which you are or have been involved to a material extent during your employment, you shall:
17.4.1notify the Company in writing of the fact of the approach or offer and the identity of the person making the approach or offer as soon as possible;
17.4.2if requested, provide a copy of any written offer as soon as possible; and
17.4.3give the person making the offer a copy of this clause 17 within seven days of the offer being made.
17.5Each of the restrictions in this Clause 17 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
18DEFINITIONS
18.1The following words referred to in this Agreement shall have the following definitions set out below:
18.1.1“Cause” for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events, as determined by the Company or a Group Company in its sole and absolute discretion:
a)your conviction of, or plea of nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude;

b)your commission of or participation in a fraud or act of dishonesty against the Company and/or a Group Company that results in (or would reasonably be expected to result in) material harm to the business of the Company and/or a Group Company;
c)your intentional, material violation of any contract or agreement between you and the Company and/or a Group Company or any statutory duty you owe to the Company and/or a Group Company or the improper disclosure of confidential information (as defined in the Company's and/or a Group Company’s standard confidentiality agreement);
d)your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or would reasonably be expected to result in) material harm to the business of the Company and/or a Group Company;
e)your material failure to perform the duties of your position as Chief Commercial Officer;
f)your material failure to follow the Company's and/or a Group Company’s material policies; or
g)your failure to cooperate with the Company and/or a Group Company in any investigation or formal proceeding;
provided, however, that the action or conduct described in clauses (c), (d), (e), (f) and (vii) above will constitute “Cause” only if such action or conduct continues after the Company and/or a Group Company has provided you with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable.
18.1.2“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which ServiceNow, Inc. or its successors issues securities to investors primarily for capital raising purposes):
a)the acquisition by a third party of securities of ServiceNow, Inc. representing fifty percent (50%) or more of the combined voting power of ServiceNow, Inc.'s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;
b)a merger, consolidation or similar transaction following which the stockholders of ServiceNow, Inc. immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity's parent) in such merger, consolidation or similar transaction;
c)the dissolution or liquidation of ServiceNow, Inc.; or

d)the sale, lease, exclusive license or other disposition of all or substantially all of the assets of ServiceNow, Inc..
Notwithstanding any of the foregoing, any transaction or transactions effected solely for purposes of changing ServiceNow, Inc's domicile will not constitute a Change in Control pursuant to the foregoing definition
18.1.3“Client” shall mean any person, firm, company or other organisation or entity to whom the Company or any Group Company has supplied goods or services.
18.1.4“Company Invention” shall mean any improvement, invention, development, discovery or process made or discovered by you and which belongs to the Company by virtue of the application of the provisions of the Patents Act 1977 in the determination of ownership for inventions and/or patents.
18.1.5“Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.
18.1.6“Good Reason” for you to terminate your employment hereunder shall mean the occurrence of any of the following events without your consent:
a)any material diminution in your authority, duties or responsibilities as in effect immediately prior to such reduction or a material diminution in the authority, duties or responsibilities of the person or persons to whom you are required to report;
b)a material reduction by the Company in your annual Base Salary or Target Bonus, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual Base Salary or Target Bonus that is pursuant to a salary or bonus reduction program affecting substantially all of the employees of the Company or substantially all similarly situated executive employees and that does not adversely affect you to a greater extent than other similarly situated employees;
c)except for your relocation from the UK to the United States, a relocation of your business office to a location that would increase your one-way commute distance by more than thirty-five (35) miles from the current location at which you performed your duties immediately prior to the relocation, except for required travel by you on the Company's and/or a Group Company’s business to an extent substantially consistent with your business travel obligations prior to the relocation; or
d)failure of a successor entity to assume this Agreement;
provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give ServiceNow, Inc. written notice of your intent to resign for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company and/or ServiceNow, Inc. fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); and (3) you voluntarily resign your employment within one hundred twenty (120) days following the end of the Cure Period.
18.1.7“Group Company” shall mean the Company, ServiceNow, Inc., their Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time
18.1.8“Intellectual Property Rights” shall mean patents, rights to Inventions, copyright and related rights, trade -marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.
18.1.9“Inventions” shall mean inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.
18.1.10“Prospective Client” shall mean any person, firm, company or other organisation or entity with whom the Company or any Group Company has had any negotiation or material discussion regarding a possible business relationship in the 12 months before the Termination Date and with whom you had material dealings or for whom you were responsible on behalf of the Company or any Group Company.
18.1.11“Relevant Area” shall mean the United Kingdom and any other country where on the Termination Date the Company or any Group Company develops, sells or supplies, products or services and in respect of which you have been responsible, concerned or active on behalf of the Company or any Group Company in the 12 months before the Termination Date.
18.1.12“Relevant Period” shall mean 12 months following the Termination Date less the number of days on which the Company has required you (in accordance with Clause 16.3) both not to attend at work and not to undertake any duties of employment.
18.1.13“Subsidiary and Holding Company” shall in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.
18.1.14“Termination Date” shall mean the date when your employment contract terminates.

19DATA PROTECTION
19.1You consent to the Company and/or ServiceNow, Inc. holding and processing, both electronically and manually, the data that it collects about you, in the course of your employment and thereafter (including, without limitation your application, references, bank details, appraisals, holiday and sickness records and other records which may include sensitive personal data relating to your health, salary reviews and remuneration details and employment benefits), for the purposes of:
19.1.1the Company’s administration and management of its employees and its business;
19.1.2the evaluation of assets and liabilities before any acquisition, merger or re-organisation of the Company's business;
19.1.3to fulfil any obligation of the Company to transfer of employment records to any successor employer; and
19.1.4for compliance with the applicable laws, procedures and regulations.
Such processing may involve the transfer, storage and processing by the Company of such data outside the European Economic Area.
19.2You should familiarise yourself with the Company's Data Protection policies and Employee Privacy Statement which can be obtained from the HR Department and ensure that where your duties involve the processing of personal data you do so in accordance with such policies/statement and the principles of GDPR and the Data Protection Act 2018. If you have any questions or concerns about this you should speak to your line manager without delay.
19.3The Company and/or ServiceNow, Inc. may monitor record and review your telephone calls, emails and internet usage, regardless of whether these are for work or personal use if made using the Company’s or ServiceNow, Inc.’s equipment. Consequently, you should not regard any such communication made using the Company's or ServiceNow, Inc.’s equipment as private.
20COMPANY PROPERTY
20.1You must not remove any material or equipment of any kind from the Company’s and/or ServiceNow, Inc.’s premises without the prior permission of your line manager. You must not use the Company’s and/or ServiceNow, Inc.’s time, material or equipment for any unauthorised work. Any information created or stored on the Company’s and/or ServiceNow, Inc.’s systems shall remain the property of the Company or ServiceNow, Inc. at all times and you shall not be entitled to remove such information during or on the termination of your employment.
20.2If you are required to carry confidential paperwork outside office premises, such information must not be left unattended for any period of time, and must not be left in parked vehicles. Failure to observe this rule will be regarded as gross misconduct.
21COLLECTIVE AGREEMENTS
21.1There are no collective agreements affecting your employment.

22CONTACT DETAILS
22.1You must let us know as soon as possible about any change to your personal details and in particular any change of address (whether permanent or temporary), or during any period of absence of more than 2 weeks, an appropriate way of contacting you for any reason, including to terminate your employment in accordance with Clause 16. Failure to inform us of a new address or other contact details may result in disciplinary action being taken against you.
22.2If the Company wishes to contact you during any period of absence (other than authorised annual leave) it may, at its absolute discretion, do so by sending written notice by first class post to the address held on file for you by the Company. In the event of any dispute as to whether or not such notice has been served, you agree that it will be deemed served on the second business day after it was posted to that address.
23     CHANGES TO YOUR TERMS AND CONDITIONS OF EMPLOYMENT
23.1We reserve the right, in our absolute discretion, to make any changes to any of your terms and conditions of employment. We will give reasonable notice to you and consult with you before imposing any such change.
24GENERAL
24.1The expiration or termination of this Agreement, however arising, shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.
24.2The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.
25JURISDICTION
Your contract shall be governed by and interpreted in accordance with English Law. The parties hereby submit to the exclusive jurisdiction of the English courts.

/s/ Jacqui Canney    4/26/22
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For and on behalf of ServiceNow UK Limited            Date
Jacqui Canney, Chief People Officer

I accept the terms and conditions of my employment as set out in this Agreement.

/s/ Paul Smith    4/26/22
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Paul Smith                            Date